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                                     FORM OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                          PACIFIC GREYSTONE CORPORATION

          PACIFIC GREYSTONE CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY THE FOLLOWING:

          FIRST:    The name of the Corporation is PACIFIC GREYSTONE
CORPORATION. The Corporation was originally incorporated under the name PACIFIC CLASSIC CORPORATION, and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 6, 1991.

          SECOND:   This Restated Certificate of Incorporation which restates
and further amends the provisions of the Certificate of Incorporation of the Corporation was duly adopted pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware.

          THIRD:    By written consent of the Board of Directors of the
Corporation as of _______ __, 1996, resolutions were duly adopted setting forth the following restatement of and further amendment to the Certificate of Incorporation of

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the Corporation, declaring such restatement and amendments to be advisable and, in accordance with Section 242 of the General Corporation Law of the State of Delaware, that such restated and further amended Certificate of Incorporation be considered by the stockholders of the Corporation.

          FOURTH:   Thereafter, by written consent of the holders of the issued and outstanding shares of Common Stock and Preferred Stock of the Corporation, such written consent obtained in accordance with Section 228 of the General Corporation Law of the State of Delaware, the following restatement of and further amendment to the Certificate of Incorporation of the Corporation was consented to and authorized by holders of the necessary number of shares required by statute and the Certificate of Incorporation of the Corporation.

          FIFTH:    The text of the Restated Certificate of Incorporation as
heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:

                                   "ARTICLE I
               The name of the corporation is:

                         Pacific Greystone Corporation


                                   ARTICLE II

               The address of its registered office in the State of Delaware is 32 Loockerman Square, Suite L-100, in the City of Dover, County of Kent. The

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     name of its registered agent at such address is The Prentice-Hall
     Corporation System, Inc.

                                   ARTICLE III

               The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.


                                   ARTICLE IV

               The total number of shares of all classes of stock which the corporation shall have authority to issue is Twenty Five Million (25,000,000), consisting of Twenty Million (20,000,000) shares of Common Stock, par value $.01 per share, and Five Million (5,000,000) shares of Preferred Stock, par value $.01 per share. Upon amendment of this Article IV as hereinabove set forth, each outstanding share of Common Stock is converted into 1.4282 shares of Common Stock; provided, however, that no fractional shares shall be issued to stockholders, but instead cash shall be distributed to each stockholder who would otherwise be entitled to a fractional share, and the amount of cash to be distributed shall be based upon a value of $____ per share of Common Stock.

               The Board of Directors is authorized, subject to limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

               The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

                    (a) the number of shares constituting that series and the distinctive designation of that series;

                    (b) the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

                    (c) whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

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                    (d)  whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

                    (e) whether the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

                    (f) whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

                    (g) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and

                    (h) any other relative rights, preferences and limitations of that series.


                                    ARTICLE V

               No action shall be taken by the stockholders of the corporation except at an annual or special meeting of stockholders called in accordance with the bylaws, and no action shall be taken by the stockholders by written consent.


                                   ARTICLE VI

               Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the corporation shall be given in the manner provided in the bylaws of the corporation.


                                   ARTICLE VII

               Election of directors need not be by written ballot unless the bylaws of the corporation shall so provide.

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                                  ARTICLE VIII

               The Board of Directors shall consist of such number of Directors as shall be determined from time to time in the manner provided by the bylaws, and in the absence of such determination, the number of directors shall be seven (7).

               The Board of Directors shall be and is divided into three classes, Class I, Class II and Class III, which shall be as nearly equal in number as possible. Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director is elected; PROVIDED, HOWEVER, that each initial director of Class I shall hold office until the annual meeting of stockholders in 1997; each initial director of Class II shall hold office until the annual meeting of stockholders in 1998; and each initial director in Class III shall hold office until the annual meeting of stockholders in 1999.

               In the event of any increase or decrease in the authorized number of directors, (i) each director then serving as such shall nevertheless continue as a director of the class of which he or she is a member until the expiration of his or her current term, or his or her prior death, retirement, resignation or removal, and (ii) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to maintain such classes as nearly equal as possible.

               Notwithstanding any of the foregoing provisions of this Article VIII, each director shall serve until his or her successor is elected and qualified, or until his or her death, retirement, resignation or removal. Should a vacancy occur or be created, whether arising through death, resignation or removal of a director, or through an increase in the number of directors of any class, such vacancy shall be filled by a majority vote of the remaining directors of the class in which such vacancy occurs or by the sole remaining director of that class if only one such director remains, or by the majority vote of the members of the remaining classes if no such director remains. A director so elected to fill a vacancy shall serve for the remainder of the then present term of office of the class to which he or she is elected.

               Notwithstanding any of the provisions of this Certificate of Incorporation, whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors of the corporation by the provisions of this Certificate of Incorporation, or any resolution or resolutions of the Board of Directors fixing the terms and provisions of such class or series, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by the sole remaining director so elected.

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               Any director may be removed by the holders of a majority of the shares of the corporation then entitled to vote for the election of directors but only for cause.


                                   ARTICLE IX

               No director of this corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
     (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.


                                    ARTICLE X

               (A) The corporation reserves the right to repeal, alter, amend or rescind any provision contained in the Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph (B) of this Article X, and all rights conferred on stockholders herein are granted subject to this reservation.

               (B) Notwithstanding any other provision of the Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, the Certificate of Incorporation or any designation of Preferred Stock, the affirmative vote of the holders of at least 75% of the voting of the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal Article V, Article VI, Article VIII or this Article X.


                                   ARTICLE XI

               In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the corporation."

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          IN WITNESS WHEREOF, PACIFIC GREYSTONE CORPORATION has caused this
Restated Certificate of Incorporation to be signed by Jack R. Harter, its President, and attested by Robert W. Garcin, its Secretary, this ___ day of _______, 1996.

                              PACIFIC GREYSTONE CORPORATION

                              By:  ______________________________
                                   Jack R. Harter,
                                   President


ATTEST:


_____________________
Robert W. Garcin
Secretary

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